Exhibit 99.1

Richard E. Newsted and John J. Ray III Appointed to
GT Advanced Technologies Board of Directors

MERRIMACK, N.H., November 25, 2014 -- GT Advanced Technologies Inc. (OTC Pink: GTATQ) today announced the appointment of Richard E. Newsted and John J. Ray III to its board of directors, effective November 21, 2014.

"Richard Newsted and John Ray are accomplished professionals with impressive track records of successfully leading companies through Chapter 11 restructurings in executive and board roles," said Matt Massengill, chairman of GT Advanced Technologies. "We are pleased to add their expertise and knowledge to the GT board as the company moves through its Chapter 11 reorganization."

Mr. Newsted currently serves as an independent board member for several public and private companies, including a number undergoing Chapter 11 restructurings such as Longview Power LLC, Revstone Industries LLC, and others who have successfully emerged from a restructuring process, including Rotech Healthcare Inc. and Mirabela Nickel Limited. During 2005 and 2006, as President and Chief Executive Officer, he guided Meridian Automotive Systems, Inc., a privately held tier one automotive supplier, through a Chapter 11 reorganization and upon its emergence was elected a director of the Company. He served as President and CEO of Meridian through 2009.

Mr. Ray has served as Chief Restructuring Officer, Litigation Trustee and Plan Administrator of Chapter 11 debtors since 2002. He was Chief Restructuring Officer of Overseas Ship Management, a publicly traded crude oil and product shipping business, where he led the company through its successful reorganization and exit from Chapter 11 and where he currently serves as Chairman of the Board. Mr. Ray also served as Principal Officer to oversee the U.S. Chapter 11 of Nortel Networks, Inc., a multi billion dollar international telecommunications company. He also has had leading roles in Chapter 11 cases for Abitibi-Bowater, Fruit of the Loom Ltd., and Burlington Industries Inc. From 1998 to 2002 Mr. Ray served as Chief Administration Officer, General Counsel and Secretary of Fruit of the Loom, Ltd., where from 1999 through 2002 he served as the principal officer managing all aspects of the company’s Chapter 11 cases.

GT also announced the formation of a Restructuring Committee of the Board comprised of the two new directors, Mr. Newsted and Mr. Ray, along with Mr. Massengill. The primary role of the Restructuring Committee is to lead the Company’s efforts in seeking and implementing a value-maximizing path to emergence from Chapter 11.

About GT Advanced Technologies Inc.
GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets. For additional information about GT Advanced Technologies, please visit www.gtat.com.

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Contacts:
Media
GT Advanced Technologies
Jeff Nestel-Patt
jeff.nestelpatt@gtat.com
(603) 204-2883

Investors/Analysts
GT Advanced Technologies
Ryan Flaim
ryan.flaim@gtat.com
(603) 681-3869